Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Igniting Consumer Growth Acquisition Company Limited of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Igniting Consumer Growth Acquisition Company Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 26, 2021	/s/ Francisco Crespo Benitez
Francisco Crespo Benitez